Exhibit 23.1


                    Independent Auditors' Consent




The Board of Directors
International Multifoods Corporation:

We consent to incorporation by reference in this Registration Statement on Form S-8 with respect to the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation of our report dated April 8, 1997, relating to the consolidated balance sheets of International Multifoods Corporation and subsidiaries as of February 28, 1997 and February 29, 1996, and the related consolidated statements of earnings and cash flows and the related financial statement schedule for each of the years in the three-year period ended February 28, 1997, which reports appear in and are incorporated by reference in the Annual Report on Form 10-K for the year ended February 28, 1997, of International Multifoods Corporation, and our report dated May 23, 1997, relating to the statement of net assets available for plan benefits of the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation as of December 31, 1996 and 1995, and the related statement of changes in net assets available for plan benefits for each of the years then ended; which report appears in and is incorporated by reference in the Annual Report on Form 11-K for the year ended December 31, 1996, of the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation.



                                      /s/  KPMG Peat Marwick LLP

Minneapolis, Minnesota
April 30, 1998